EXHIBIT 99.1

Superconductor Technologies Inc. Reports 2009 Fourth Quarter and Year-End Results

SANTA BARBARA, Calif., Feb. 25, 2010 (GLOBE NEWSWIRE) -- Superconductor Technologies Inc. (Nasdaq:SCON) ("STI"),a world leader in the development and production of high temperature superconducting (HTS) materials and associated technologies, reports results for the quarter and year ended December 31, 2009.

Total net revenues for the fourth quarter were $2.2 million, compared to $4.3 million in the third quarter of 2009 and $1.3 million in fourth quarter of 2008. Net commercial product revenues for the fourth quarter of 2009 were $1.3 million, compared to $3.0 million in the third quarter of 2009 and $686,000 in the fourth quarter of 2008. Government and other contract revenue totaled $869,000 in the 2009 fourth quarter, compared to $1.3 million in third quarter of 2009 and $592,000 in the year ago period.

"As expected, our fourth quarter revenues were down sequentially because of modest carrier spending on legacy networks during the quarter," said Jeff Quiram, STI's president and chief executive officer.  "However, we did receive orders during the quarter for 2010 performance enhancement projects as carriers undertake projects to support future growth and ended the year with a strong backlog. Throughout 2009, we made significant progress in our LTE and 2G HTS wire initiatives."

"We are very excited that earlier this month our OEM partner was selected as one of the equipment suppliers for AT&T's new 4G LTE data network. This significant milestone should enable STI to participate in the upcoming 700 MHz network deployments with our SuperLink® solution integrated into a state-of-the-art LTE network platform.  We are preparing with our OEM partner for the live market trials AT&T has planned for later this year."

"In addition, STI's 2G HTS wire initiative is moving ahead as scheduled. We are successfully producing HTS wire in one meter lengths on our pilot system while completing the design of our first reel-to-reel machine to produce HTS wire in 50 meter lengths. At the same time, we are modifying the crystalline structure of our HTS films to improve the magnetic field and power handling performance of our HTS wire to address several specific applications," Quiram concluded.

Net loss for the fourth quarter was $3.5 million, compared to a net loss of $1.8 million in the third quarter of 2009 and a net loss of $3.8 million in the fourth quarter of 2008. Net loss per share was $0.16 compared to a net loss of $0.08 per share in the third quarter of 2009 and a net loss per share of $0.21 in the year ago period.

For the full year of 2009, total net revenues were $10.8 million, compared to $11.3 million for 2008. Net commercial product revenues for 2009 were $7.2 million, compared to $6.8 million for the prior year. STI recorded $3.6 million in government and other contract revenues for 2009, compared to $4.5 million for 2008. The net loss for 2009 was $13.0 million, as compared to a net loss of $12.7 million for 2008.

As of December 31, 2009, STI had $10.4 million in cash and cash equivalents. STI anticipates the auditor's opinion in its upcoming 10-K for 2009 will include an explanatory paragraph expressing concern about the company's ability to continue as a going concern due to past losses and negative cash flows. As of December 31, 2009, STI had commercial product backlog of $795,000, compared to $95,000 at the end of the third quarter of 2009 and $272,000 at the end of the year-ago fourth quarter.

Investor Conference Call

STI will host an investor conference call today at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time, February 25, 2010. The call will be accessible live by dialing 877-941-1465 at least 10 minutes before the start of the conference. International participants may dial 480-629-9644. Callers may reference conference ID #4204873. The call is also being webcast and can be accessed from the "Investor Relations" section of the company's website at http://www.suptech.com. A telephone replay will be available until midnight ET on March 1st by dialing 800-406-7325 or 303-590-3030, and entering pass code 4204873#. A replay will also be available at the web address above.

About Superconductor Technologies Inc. (STI)

STI, headquartered in Santa Barbara, CA, has been a world leader in HTS materials since 1987, developing more than 100 patents as well as proprietary trade secrets and manufacturing expertise. For more than a decade, STI has been providing innovative interference elimination and network enhancement solutions to the commercial wireless industry. The company is currently leveraging its key enabling technologies, including RF filtering, HTS materials and cryogenics, to develop applications for advanced RF wireless solutions, power efficient HTS materials, innovative adaptive filtering and government R&D. For more information about STI, please visit http://www.suptech.com.

The Superconductor Technologies Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3963

Safe Harbor Statement

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are "forward-looking statements" that involve risks and uncertainties, including without limitation, the risk that this offering will not close. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include: fluctuations in product demand from quarter to quarter which can be significant; the need for additional capital depending on unpredictable cash flow; STI's ability to diversify its concentrated customer base; the impact of competitive filter products technologies and pricing; unanticipated decreases in the capital spending of wireless network operators; and manufacturing capacity constraints and difficulties.

Forward-looking statements can be affected by many other factors, including, those described in the "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of STI's Annual Report on Form 10-K for 2008 and in STI's other public filings. These documents are available online at STI's website, www.suptech.com, or through the SEC's website, www.sec.gov. Forward-looking statements are based on information presently available to senior management, and STI has not assumed any duty to update any forward-looking statements.

Contact

For further information please contact Investor Relations, invest@suptech.com, Kirsten Chapman or Cathy Mattison, of Lippert / Heilshorn & Associates, +1-415-433-3777, for Superconductor Technologies Inc.

– Tables to Follow –

SUPERCONDUCTOR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2009	2008
ASSETS
Current Assets:
Cash and cash equivalents	$ 10,365,000	$ 7,569,000
Accounts receivable, net	462,000	355,000
Inventory, net	2,644,000	5,278,000
Prepaid expenses and other current assets	445,000	416,000
Total Current Assets	13,916,000	13,618,000

Property and equipment, net of accumulated depreciation of
$21,076,000 and $19,943,000, respectively	1,832,000	2,739,000
Patents, licenses and purchased technology, net of accumulated amortization
of $2,384,000 and $2,055,000, respectively	2,163,000	2,252,000
Investment in joint venture	--	521,000
Other assets	215,000	228,000
Total Assets	$ 18,126,000	$ 19,358,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 467,000	$ 707,000
Accrued expenses	671,000	578,000
Fair value of warrant derivative	171,000	--
Current portion of capitalized lease obligations	50,000	80,000
Total Current Liabilities	1,359,000	1,365,000

Other long term liabilities	526,000	441,000
Total Liabilities	1,885,000	1,806,000

Stockholders' Equity:
Preferred stock, $.001 par value, 2,000,000 shares authorized,
611,523 issued and outstanding	1,000	1,000
Common stock, $.001 par value, 250,000,000 shares authorized,
22,512,033 and 17,869,030 shares issued and outstanding, respectively	23,000	18,000
Capital in excess of par value	241,882,000	230,219,000
Accumulated deficit	(225,665,000)	(212,686,000)
Total Stockholders' Equity	16,241,000	17,552,000

Total Liabilities and Stockholders' Equity	$ 18,126,000	$ 19,358,000

SUPERCONDUCTOR TECHNOLOGIES INC.
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Year Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
	unaudited		unaudited	audited
Net revenues:
Net commercial product revenues	$ 1,346,000	$ 686,000	$ 7,239,000	$ 6,768,000
Government and other contract revenues	869,000	592,000	3,577,000	4,525,000

Total net revenues	2,215,000	1,278,000	10,816,000	11,293,000

Costs and expenses:
Cost of commercial product revenue	1,916,000	1,659,000	9,102,000	8,911,000
Cost of government and other contract revenue	325,000	451,000	2,552,000	3,649,000
Research and development	1,415,000	1,238,000	4,399,000	3,394,000
Selling, general and administrative	1,761,000	1,638,000	6,925,000	8,151,000
Restructuring expenses	--	141,000	--	141,000

Total costs and expenses	5,417,000	5,127,000	22,978,000	24,246,000

Loss from operations	(3,202,000)	(3,849,000)	(12,162,000)	(12,953,000)

Other Income and Expense
Impairment of asset for, and noncontrolling interest in, joint venture	(521,000)	--	(638,000)	--
Adjustments to fair value of derivatives	216,000	--	(171,000)	--
Interest income	3,000	49,000	24,000	284,000
Interest expense	(7,000)	(9,000)	(32,000)	(32,000)

Net loss	$ (3,511,000)	$ (3,809,000)	$ (12,979,000)	$ (12,701,000)

Basic and diluted loss per common share	$ (0.16)	$ (0.21)	$ (0.65)	$ (0.77)

Weighted average number of common
shares outstanding	21,621,035	17,869,030	19,842,687	16,402,509

SUPERCONDUCTOR TECHNOLOGIES INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

	Years Ended December 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	($12,979,000)	($12,701,000)
Adjustments to reconcile net loss to net cash used for
operating activities:
Depreciation and amortization	1,462,000	1,735,000
Stock-based compensation expense	1,212,000	587,000
Provision for excess and obsolete inventories	282,000	17,000
Noncontrolling interest in joint venture	117,000	--
Fair value of derivatives	171,000	--
Asset impairment	521,000	--
Changes in assets and liabilities:
Accounts receivable	(107,000)	2,057,000
Inventories	2,352,000	(1,880,000)
Prepaid expenses and other current assets	(147,000)	(26,000)
Patents and licenses	(240,000)	(315,000)
Other assets	14,000	9,000
Accounts payable and accrued expenses	(92,000)	(1,603,000)
Net cash used in operating activities	(7,434,000)	(12,120,000)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(226,000)	(179,000)
Investment in joint venture	--	(521,000)
Net cash used in investing activities	(226,000)	(700,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Gross proceeds from sale of common stock and exercise of warrants and options	10,456,000	16,450,000

Net cash provided by financing activities	10,456,000	16,450,000
Net increase (decrease) in cash and cash equivalents	2,796,000	3,630,000
Cash and cash equivalents at beginning of year	7,569,000	3,939,000
Cash and cash equivalents at end of year	$10,365,000	$7,569,000